Sionna Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results

Ongoing PreciSION CF Phase 2a proof-of-concept trial evaluating NBD1 stabilizer SION-719 as an add-on to standard of care in participants with cystic fibrosis is on track with topline data anticipated in mid-2026

Ongoing Phase 1 trial evaluating NBD1 stabilizer SION-451 in proprietary dual combinations with SION-2222 and with SION-109 in healthy volunteers is on track with topline data anticipated in mid-2026

Maintained strong cash position with approximately $310.3 million in cash and cash equivalents, expected to fund operations into 2028

WALTHAM, Mass., March 2, 2026 (GLOBE NEWSWIRE) – Sionna Therapeutics, Inc. (Nasdaq: SION), a clinical-stage biopharmaceutical company on a mission to revolutionize the current treatment paradigm for cystic fibrosis (CF) by developing novel medicines that normalize the function of the cystic fibrosis transmembrane conductance regulator (CFTR) protein, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“2025 was a remarkable and transformative year for Sionna. Propelled by the momentum of our upsized IPO in February, we have been steadily executing across our pipeline and strengthening the capabilities of our team. We delivered positive results from the two Phase 1 trials of our first-in-class NBD1 stabilizers SION-719 and SION-451 and expeditiously advanced these candidates into the next stages of development,” said Mike Cloonan, President and Chief Executive Officer of Sionna. “With topline readouts from both of our ongoing trials anticipated this year, along with the capital to support us into 2028, Sionna is making meaningful progress toward our goal to deliver additional options for those living with CF.”

Pipeline Updates

NBD1 Stabilizers

•Ongoing PreciSION CF Phase 2a Proof-of-Concept Trial with SION-719 On Track: In October 2025, Sionna announced the initiation of the PreciSION CF Phase 2a proof-of-concept (POC) trial (NCT07108153) evaluating SION-719 as an add-on to standard of care (SOC) in CF patients. The trial is evaluating the safety, tolerability, and pharmacokinetics (PK) of SION-719 when administered with SOC and assessing change in CFTR function as measured by sweat chloride levels. Topline data from this trial are anticipated in mid-2026.
•Ongoing Phase 1 Dual Combination Trial with SION-451 and Complementary Modulators On Track: In August 2025, Sionna announced the initiation of the Phase 1 trial (NCT07035990) evaluating SION-451 in proprietary dual combinations with SION-2222 (galicaftor), a transmembrane domain 1 (TMD1)-directed CFTR corrector, and with SION-109, an intracellular loop 4 (ICL4)-directed CFTR corrector, in healthy volunteers. The trial is ongoing, with topline data anticipated in mid-2026.
•Data Presented at 2025 North American Cystic Fibrosis Conference: In October 2025, Sionna presented data at the 2025 North American Cystic Fibrosis Conference (NACFC). An oral presentation highlighted data from the two single agent healthy volunteer Phase 1 clinical trials of novel NBD1 stabilizers, SION-719 and SION-451. As previously disclosed, in these Phase 1 trials, both SION-719 and SION-451 were generally well tolerated and exceeded target exposure levels. A poster presentation included new preclinical data that show the impact of SION-719 and SION-451 on the half-life of F508del-CFTR protein. In preclinical studies, NBD1 stabilizers SION-719 and SION-451 increased the half-life of mature F508del-CFTR protein up to levels seen in wild-type. This effect was apparent when NBD1 stabilizers were used as single agents or when combined with complementary modulators. These data reinforce the differentiation of the NBD1 mechanism of action.

Financial Results for the Quarter and Year Ended December 31, 2025

Research and Development Expenses: Research and development expenses were $15.2 million for the fourth quarter of 2025 and $60.3 million for the year ended December 31, 2025, compared to $14.3 million and $57.3 million, respectively, for the same periods of 2024. These increases were mainly driven by development expenses to support the advancement of Sionna’s clinical pipeline.

General and Administrative Expenses: General and administrative expenses were $8.4 million for the fourth quarter of 2025 and $28.7 million for the year ended December 31, 2025, compared to $3.9 million and $13.3 million, respectively, for the same periods of 2024. These increases were primarily due to personnel-related costs, professional fees, and stock-based compensation expenses to support the Company’s continued growth and operational activities.

Net Loss: Net loss was $20.4 million for the fourth quarter of 2025 and $75.3 million for the year ended December 31, 2025, compared to a net loss of $15.8 million and $61.7 million, respectively, for the same periods of 2024.

Cash and Cash Equivalents: Cash, cash equivalents and marketable securities totaled $310.3 million as of December 31, 2025. Sionna expects its current cash position to fund operations into 2028.

About Sionna Therapeutics
Sionna Therapeutics is a clinical-stage biopharmaceutical company on a mission to revolutionize the current treatment paradigm for cystic fibrosis (CF) by developing novel medicines that normalize the function of the cystic fibrosis transmembrane conductance regulator (CFTR) protein. Sionna’s goal is to deliver differentiated medicines for people living with CF that can restore their CFTR function to as close to normal as possible by directly stabilizing CFTR’s nucleotide binding domain 1 (NBD1), which Sionna believes is central to potentially unlocking dramatic improvements in clinical outcomes and quality of life for people with CF. Leveraging more than a decade of the co-founders’ research on NBD1, Sionna is advancing a pipeline of small molecules engineered to correct the defects caused by the F508del genetic mutation, which occurs in NBD1. Sionna is also developing a portfolio of complementary CFTR modulators that are designed to work synergistically with its NBD1 stabilizers to improve CFTR function. For more information about Sionna, visit www.sionnatx.com.

Sionna intends to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Sionna’s Investor Relations website, in addition to following Sionna’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Sionna’s beliefs and expectations regarding: its goal of transforming the treatment paradigm for CF and providing clinically meaningful benefit to CF patients; the initiation, timing, progress and results of Sionna’s research and development programs, clinical trials and studies, including the timing of topline data from Sionna’s Phase 2a proof-of-concept trial and Phase 1 dual combination trial; the ability of clinical trials to demonstrate safety and efficacy of Sionna’s product candidates, including the potential of an NBD1 stabilizer added to the standard of care or used in a proprietary dual combination to provide clinically meaningful benefit; the ability of Sionna’s preclinical studies or earlier clinical trials to predict later clinical trial results; and financial projections and expectations regarding the time period in which Sionna’s capital resources will be sufficient to fund its anticipated operations, including cash runway, use of capital, expenses and other financial results. In some cases, the forward-looking statements can be identified by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by the forward-looking statements contained in this press release. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties inherent in the development of product candidates, including uncertainties concerning the initiation, timing, progress, and results of Sionna’s ongoing, planned and future clinical trials and studies; the company’s ability to replicate positive results from earlier preclinical studies or clinical trials in current or future clinical trials; Sionna’s ability to demonstrate that its NBD1 stabilizers, complementary CFTR modulators, and any potential future product candidates are safe and effective for their proposed indications; regulatory developments in the United States and foreign countries; and general economic, industry and market conditions. These risks and uncertainties are described in the section entitled “Risk Factors” in Sionna’s most recent Annual Report on Form 10-K as well as any subsequent filings with the Securities and Exchange Commission. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. In addition, any forward-looking statements represent Sionna’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Sionna explicitly disclaims any obligation to update any forward-looking statements except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Media Contact
Adam Daley
CG Life
212.253.8881
adaley@cglife.com

Investor Contact
Juliet Labadorf
ir@sionnatx.com

Sionna Therapeutics, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$15,168	$14,254	$60,263	$57,288
General and administrative	8,444	3,880	28,719	13,268
Total operating expenses	23,612	18,134	88,982	70,556
Loss from operations	(23,612)	(18,134)	(88,982)	(70,556)
Other income:
Interest income	3,172	2,119	13,295	8,170
Other income	—	167	419	698
Total other income	3,172	2,286	13,714	8,868
Net loss	$(20,440)	$(15,848)	$(75,268)	$(61,688)
Net loss per share, basic and diluted	$(0.46)	$(3.38)	$(1.88)	$(15.99)
Weighted-average common shares outstanding, basic and diluted	44,635,136	4,691,141	39,962,163	3,858,859

Sionna Therapeutics, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents, and marketable securities	$310,302	$168,043
Working capital[1]	229,707	140,573
Total assets	325,953	185,752
Total stockholders’ equity (deficit)	306,833	(163,713)

[1]Sionna defines working capital as current assets minus current liabilities.